(Enet)

                SHAREHOLDERS AGREEMENT


concluded between the following Parties:

E-Net Hungary Telecommunications and Multimedia Kft., (registered under the laws of Hungary, and represented by Toro Csaba) having its registered office at 1016 Budapest, Naphegy ter 8, hereinafter referred to as "E-Net"

AND

Hungarian Teleconstruct Corp. (registered in Delaware and represented by Richard L. Fry, President), having its registered office at 445 Park Avenue, New York, NY 10022, hereinafter referred to as "HTEL"

hereinafter jointly referred to as the "Parties"

Whereas E-Net has been purchased by HTEL based on the Business
Share Purchase Agreement signed simultaneously with concluding the present Agreement; now therefore the Parties have agreed on the following terms:

Definition:

In this agreement the following expressions hall have the following meanings:

:IPO" - "Initial Public Offering" of EuroWeb Rt. stock for trading as an "Rt." listed on the Budapest Stock Exchange.
"EuroWeb" - EuroWeb Rt. a stock company to be established or/and acquired by HTEL.
"closing the acquisition" - means the execution (signing by the relevant Parties) of the Business Share Purchase Agreement and the Shareholders Agreement.
"Due Diligence process - means the investigation of the Company made by HTEL according to the Memorandum of Understanding.

I. Preliminaries

1. The Parties have signed the Memorandum of Understanding (hereinafter referred to as MoU) on 6 December 1996, in order to set forth the basic terms of the acquisition of the Company. This agreement has been prepared according to the agreed terms of MoU, which document still forms an integral part of the consensus of the Parties.

2. HTEL escrowed on 9 December 1996, US$ 200,000 in cash funds and shall cause to issued into an escrow account $150,000 USD of HTEL common stock prior to 9 January 1997. All funds and stocks are to escrowed with the law offices of Sarkadi and Tarsa, 1023 Budapest, Romer Floris U.55. The HTEL stock will be held in escrow by a party named by E-Net, namely Csaba Toro.

II. Terms:

1. HTEL shall escrow $200,000 USD in cash with the law offices of Sarkadi and Tarsa, 1023 Budapest, Romer Floris U.55, on 6 December 1996, and $150,000 in shares of HTEL common stock mentioned above in paragraph 2, "Preliminaries" by 2 January 1977 at the party named by E-Net above (paragraph 2, "Preliminaries"). Closing of the acquisition by signing of the Sale and Purchase Agreement, Option Agreement and Shareholders agreement shall be completed by 17th of December 1996.

2. HTEL shall transfer to the owners of E-Net $200,000 USD in cash at the date of closing of the acquisition of E-Net.

2.1 If the buyer fails to hand over the stock certificates to the seller on or before 9 January, 1997, the ownership right is not transferred to the buyer and the seller shall be authorized to terminate the Business Share Purchase Agreement, Option Agreement, and Shareholders Agreement without any compensation to the buyer, and seller shall be entitled to keep the already paid $200,000 USD as the amount of indemnification.

3. At the closing of the IPO HTEL will issue $150,000 USD of stock in EuroWeb to the owners of E-Net. HTEL will endeavor to complete the IPO no later than 15 May, 1997. If HTEL fails to complete the IPO by 15 May 1997, the owners of E-Net will be issued the $150,000 USD of escrowed stock in HTEL. During the subscription period of the IPO the HTEL stock will be fully convertible to EuroWeb stock consistent with the terms of the IPO. If the HTEL stock has not been converted for EuroWeb shares, upon being issued the $150,000 USD of EuroWeb stock, the seller agrees to surrender to HTEL the said shares of HTEL stock.

4. The owners and immediate families of the owners of E-Net agree to a "non compete" clause that prohibits them from entering into or engaging in the establishing of, ownership in, or management of, an Internet service provider company, except EuroWeb, in Hungary for a period of five years(5) from the closing date of this Agreement.

5. The staff of E-Net will be interviewed by HTEL and HTEL will make a best effort to hire as many staff members of E-Net as feasible.

6. Csaba Toro agrees to join the management team of EuroWeb and enter into a separate management agreement with Euro Web.

7. All assets, shares, and liabilities of E-Net either owned, leased, or loaned will transfer to HTEL upon closing of the acquisition.

8. The current owners of E-Net will be offered a seat on the Board of Directors of EuroWeb Rt. Compensation for serving on the Board of Directors will be in the form of stock options to purchase shares of EuroWeb and shall be awarded at the discretion of the Board of Directors.

9. The acquisition of E-Net by HTEL shall remain confidential information by all parties until the closing of the acquisition.

III.  Disbursement of funds and transfer of stocks and assets.

1.  Upon signing of the final Shareholders Agreement and Business
Share Purchase Agreement the $200,000 USD of escrowed funds will be released to the current owners of E-Net and all assets of E-Net will be transferred to the ownership of HTEL.

2. At the closing of the IPO of EuroWeb HTEL will issue $150,000 USD of stock in EuroWeb to the current owners of E-Net consistent with the IPO. HTEL will endeavor to complete the IPO no later than 15 May 1997. If HTEL fails to complete the IPO by 15 May 1997. If HTEL fails to complete the IPO by 15 May 1997 the current owners of E-Net will be issued the $150,000 USD of escrowed common stock in HTEL. During the subscription period of the IPO the HTEL stock will be fully convertible to EuroWeb stock consistent with the terms of the IPO. If the HTEL stock has not been converted for EuroWeb shares, upon being issued the $150,000 USD of EuroWeb stock, the seller agrees to surrender to HTEL the said shares of HTEL stock.

IV Closing Provisions

1. Parties warrant that the information they gathered during due diligence they will keep as business secrets and will not make it known to any third party. The obligations of confidentiality in this article shall survive the termination of this agreement.

2. The individual person signing this agreement on behalf of HTEL confirms by his signature that he is fully entitled and allowed to represent the HTEL, that no further signatures are required to constitute an agreement legally binding to HTEL. The Parties hereto warrant that the officers mentioned below have the signing and representation authority to conclude the present agreement.

3. This agreement remains in force until December 31, 1997 or for the period as far as the current owners of E-Net own EuroWeb shares, whichever is later.

4. If HTEL or the current owners of E-Net breach this agreement or fail to meet their respective obligations under this agreement, then HTEL or the current owners of E-Net are entitled to seek all manners of relief proportional to the damage suffered by the injured party.

5. This agreement is governed by Hungarian law. The agreement is duly signed in two copies in English.

This Agreement comes into force on the date of signing by the Parties.

December 19, 1996, Budapest


For and on behalf of HTEL     For and on behalf of E-Net



/s/ Richard L. Fry           /s/ Csaba Toro           .
ichard L. Fry, President
                             Csaba Toro, Global Net Kft.


                    /s/ Gabor Dicso          .

                    Gabor Dicso, Darol Rt.


           BUSINESS SHARE PURCHASE AGREEMENT


concluded between the following Parties:

The current owners identified as Global Net Hungary Kereskedelmi es Kommunikacios Korlatolt Felelossegu Tarsasag (Fo u. 12., 7400 Kaposvar) and Darol Reszventarsasag (Ergrossy u. 20., 1149 Budapest), of E-Net Hungary Telecommunications and Multimedia, Kft., (registered under the laws of Hungary, and represented by Csaba Toro) having its registered office at 1016 Budapest, Naphegy ter 8 as seller hereinafter referred to as "Seller"


AND

Hungarian Teleconstruct Corp. (registered in Delaware and represented by Richard L. Fry, President), having its registered office at 445 Park Avenue, New York, NY 10022, as buyer, hereinafter referred to as Buyer" or "HTEL."

hereinafter jointly referred to as the "Parties."


                     Definitions:

In this Agreement the following expressions hall have the following meanings:

"closing the acquisition" - means the execution (signing by the relevant Parties) of the Business Share Purchase Agreement and the Shareholders Agreement.
"Due Diligence process" - means the investigation of the Company made by HTEL according to the Memorandum of Understanding. "Memorandum of Understanding" - means the agreement signed by the Parties on December 6, 1996, hereinafter referred to as MoU "Company" - means E-Net Hungary Telecommunications and Multimedia, hereinafter referred to as "E-Net" or "Company."


                  OBJECT OF PURCHASE


1. The Seller is the sole owner of E-Net Hungary
Telecommunications and Multimedia having its registered office at 1016 Budapest, Naphegy ter 8. and registered by the Municipal
Court of Budapest, as Court of Registration at registration number
01-09565274.

The stock capital of the Company is 1,000,000 HUF, (in words one million Hungarian forints), which has been paid up in total for the Company.

2. The Seller warrants that it is the sole owner of the Company and its proprietary ratio corresponds to the figure given in
Article 1. The Seller warrants that it has the full and unconditional right of disposal to the shares, hereinafter referred to as the "business shares" and that no other party has any right whatsoever to an ownership in the Company.

                       PURCHASE

3.1 The Seller hereby undertakes to sell and the Buyer hereby undertakes to purchase all the business shares in the Company free from all liens, charges, encumbrances and other third party rights of any nature and together with all rights of any nature whatsoever now or hereafter attached to them.

3.2 Dividend, if any, for the Financial Year 1996 will be for the benefit of the Buyer.


           PAYMENT OBLIGATION OF THE BUYER

4.1 The amount of $350,000 USD (in words: three hundred fifty thousand US dollars) is agreed as the purchase price of the business shares.

4.2 Buyer has escrowed $200,000 (in words: two hundred thousand U.S. dollars to the bank account of Sarkadi and Tarsa Law Office (as Bailee) on December 9, 1996. Based upon the execution of the Business Shareholders Agreement and the Shareholder's Agreement, the seller is authorized to receive the escrowed $200,000 USD in cash as the first part of the purchase price no later than 18 December, 1996. The second part of the purchase price, the $150,000 USD of escrowed HTEL stock, shall be surrendered to the seller according to the terms of the Option agreement attached hereto. All parties agree to the terms of the Option Agreement.

4.3 The Buyer obtains the exclusive ownership right to the business shares on January 2, 1997.



                      WARRANTIES

5. The Seller warrants in respect of the Company as follows:

5.1 The Seller is the legal and beneficial owner of the business shares free from all encumbrances or claims whatsoever created by or through the Sellers.

5.2 The Company has been investigated by the Buyer under the process of Due Diligence, as stipulated in the Memorandum of Understanding. Buyer was entitled to make a thorough examination of the Company. Seller warrants that information's received by the Buyer under the process of Due Diligence are correct.

5.3 The Company warrants the E-Net Hungary Telecommunications and Multimedia is a legal Kft. under Hungarian statutes.



               LIMITATION OF LIABILITY

6. The Seller and Buyer jointly indemnify each other for any established damages which may arise out of or in connection with a breach of the above-mentioned warranties stipulated under Article
5.


                    MISCELLANEOUS


7. In the case that further contractual documents are necessary for the purpose of execution of the Purchase Agreement the Parties undertake to issue and sign the obligatory documents in the required form. Parties agree that the duly signed extract of the present agreement shall be handed over to the Court of Registration.

8. This Agreement shall be governed by the laws of Hungary.

9. Any dispute, controversy or claim arising out of or in connection with this Agreement or the breach, termination or invalidity thereof shall be finally settled by arbitration in Arbitration Court organized at the Hungarian Chamber of Commerce, in accordance with its rules. The tribunal shall be composed of three arbitrators. The language to be used in the proceedings shall be English.

10. The individual person signing this agreement on behalf of the Buyer confirms by his signature that he is fully entitled and allowed to represent the Buyer, that no further signatures are required to constitute an agreement legally binding to the Buyer. The Parties hereto warrant, that the officers mentioned below have the signing and representation authority to conclude the present agreement.

11. The Buyer hereby declares the acknowledgment and the acceptance of the terms of the Memorandum of Understanding and payment obligations shall be arranged according to the agreed terms.

12.  Simultaneously with concluding the present Business Share
Purchase Agreement the Shareholders Agreement is concluded by the Parties which regulate future cooperation of the present Parties and the Company.

13. With the exception of the Memorandum of Understanding signed by the Parties in December 6, 1996 mentioned in article 12 above, other documents made earlier in the subject of sale (minutes, memorandums, etc.) are regarded invalid with the signing of the present Agreement and exclusively the directions of the Business Share Purchase Agreement, Option Agreement, Shareholders Agreement and MoU are authoritative to their legal relationship. Any modifications of the Agreements may be done in written form only, any verbal amendment and modification will not be effective.

14. This Agreement is binding for the Parties and enters into force upon signing by both Parties. The Seller is authorized to cancel immediately this Agreement without any compensation to the Buyer if the Buyer does not fulfill its obligations stipulated in the agreements listed above in 13.

15. Parties warrant that the information they gathered they will keep as business secrets and will not make them known to a third party. The obligations of confidentiality in this article shall survive the termination of this agreement.

16. Costs which arise out of or in connection with the execution of this Agreement in the Court of Registration shall be borne by the Company. The costs and fees for legal consultation shall, however, be borne by each Party itself.

The Parties to the Agreement have read the present Agreement and have interpreted it collectively and have properly signed four copies in English in simultaneous presence of two witnesses as being completely in agreement with their will.

December 19, 1996



/s/ Csaba Toro                     /s/ Richard Fry
Csaba Toro, Global Net Kft.        Richard Fry, HTEL


Before Us as witnesses:

Name: Marianne Kanyo                    Name: Amdrea Macsai
Address: Budapest iiii                  Address: Emek, 2091
 Bartok 8 u 52                          Kender 4.3


                   OPTION AGREEMENT


   In order to secure payment of a portion of the consideration for the acquisition from the owners of E-NET of the stock of Hungarian Teleconstruct ("HTEL") as the purchaser, has deposited with the owners of E-NET, 60,000 shares of HTEL common stock, (with an aggregate value of $150,000 USD based on a price of $2.50 USD per share), hereinafter referred to as the "Escrow Shares." The Escrow Shares shall be delivered to the owners of E-NET on 15 May 1997 in the event that EuroWeb Rt. has not completed the registration of its shares with the Budapest Stock Exchange for an initial public offering as is contemplated in the Business Share Purchase Agreement dated as of 17 December.

1. Call Option for Escrow Shares: the owners of E-NET hereby grants to HTEL, or its nominee, the right to purchase (the "Call Option") all of the Escrow Shares from the owners of E-NET at an aggregate cash price of $150,000 USD, or in exchange for the number of shares of EuroWeb Rt. that have an aggregate value equal to $150,000 USD consistent with the terms of the IPO. The Call Option may be exercised only pursuant to the terms and conditions herein stated.

   a) The Call Option for cash, 1., may be exercised by HTEL only during the period of 15 May 1997 to 30 October 1997. Thereafter the cash payment Call Option, 1.(i), if not exercised as provided for herein, shall expire and shall be of no further force and effect.

   b) In the event that HTEL elects to exercise its rights to purchase the Escrow Shares pursuant to 1. for cash payment, HTEL shall provide written notice to E-NET of the exercise of its rights a minimum of 5 days prior to the effective purchase date (the "Cash Purchase Date").

   c) HTEL shall authorize payment to E-NET or its designated representative within 15 days of the Cash Purchase Date. Payment shall be made by HTEL to E-NET or its designated representative in USD through a deposit of good funds in a commercial bank selected by E-NET against tender to the bank of the Escrow Shares by E-NET.

   d) HTEL may exercise the Call Option in exchange HTEL shares for shares of EuroWeb Rt. only during the period of the IPO. All terms of the exchange are to be consistent with the terms of the IPO. The exchange of EuroWeb shares for HTEL shares shall be in an aggregate value of $150,000 USD. The rights of HTEL shall be exercisable only as of the date that the securities broker, dealer, or underwriter selected by EuroWeb Rt. notifies HTEL and all the owners of E-NET that all conditions for the initial public offering of stock have been satisfied..

   e) In the event that HTEL elects to exercise its rights to exchange the Escrow Shares pursuant to 1.d. HTEL shall provide written notice to the owners of E-NET of the exercise of its rights a minimum of 15 days prior to the Exchange Date. On the Exchange Date, EuroWeb Rt. shall issue and deliver the requisite shares EuroWeb Rt. stock to the owners of E-NET. Shares of EurWeb Rt. shall be free and clear of all liens and encumbrances other than restrictions on sale as may be imposed by the Shareholder Agreement of the underwriter.

   f) In the event that HTEL elects to exercise its rights for cash 1.(i) or in exchange for shares of EuroWeb Rt. pursuant to 1.(ii), the purchase shall include all of the Escrow Shares.




2. Put Option for Escrow Shares: HTEL hereby grants to the owners of E-NET or its nominee, the right for the owners of E-NET to put (the "Put Option") all of the Escrow Shares to HTEL at a cash price of $150,000 (USD$) to the owners of E-NET. The Put Option may be exercised only pursuant to the terms and conditions herein stated.

a) The Put Option may be exercised by owners of E-NET only during the period of 1 July 1997 to 30 October 1997. Thereafter the Put
Option shall expire and shall be of no further force and effect except as provided for in section 2.e) herein.

b) In the event that E-NET elects to exercise its rights to put the Escrow Shares to HTEL, E-NET shall provide written notice to HTEL of the exercise of its rights a minimum of 5 days prior to the effective purchase date (the "Put Purchase Date").

c) HTEL, upon receipt of notice from owners of E-NET that the owners of E-NET has elected to exercise its option to put the Escrow Shares, shall authorize payment to the owners of E-NET, within 15 days of the Put Purchase Date. Payment shall be made by HTEL to owners of E-NET in the amount of $150,000 USD through a deposit of good funds in a commercial bank selected by E-NET against tender to such bank of the Escrow Shares by E-NET.

d) In the event that the owners of E-NET shall have received timely written notice from HTEL in accordance with the terms of this Agreement, and prior to having received notice from the owners of E-NET as provided in 2.a or 2.b, to the effect that HTEL has elected to exercise its rights pursuant to the Call Option, 1.(i) or 1.(ii), 1.(ii), exercise of the Put Option by E-NET shall be suspended. The suspension shall be lifted in the event that HTEL defaults on the conditions set forth in sections 1.c) and 1.d) of this Agreement.

e) In the event that HTEL defaults in its obligations under 1.c), 1.d) or 2.c) than the Put Option rights shall be extended for 90 additional days from the date of such default.


Agreed and Accepted

Hungarian Teleconstruct



/s/ Richard Fry
By: Richard Fry


E-NET


/s/ Gabor Dicso, Darol Rt.
By: Gabor Dicso

/s/ Csaba Toro
By: Csaba Toro